LifeVantage Announces Dismissal of Class Action Lawsuit

Salt Lake City, UT, October 23, 2017, (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq:LFVN) today commented on the dismissal with prejudice of the putative class action complaint filed against the company in the United States District Court for the District of Utah on September 15, 2016 (in re LifeVantage Corp. Securities Litigation, Case No. 16-cv-00965-TS).
“As some of you may be aware, the United States District Court for the District of Utah previously granted our motion to dismiss this lawsuit and, on September 18, 2017, the court entered final judgment dismissing the lawsuit with prejudice. We are now pleased to report that, in exchange solely for a release and without payment by LifeVantage of any consideration whatsoever, the lead plaintiffs have now agreed to forego taking any appeal from the judgment. The case is now fully and finally closed,” said LifeVantage President and CEO Darren Jensen.
Mr. Jensen commented further, “the dismissal of this lawsuit removes a level of distraction for us and for our independent distributors. We are excited for our independent distributors to continue their focus on selling our scientifically validated products and growing their businesses.”
About LifeVantage Corporation
LifeVantage Corporation is a science-based health, wellness and anti-aging company dedicated to helping people transform themselves internally and externally at a cellular level. Their scientifically-validated product lines include Protandim® Nrf2 and NRF1 Synergizers, TrueScience® Anti-Aging Skin Care Regimen, Petandim®, AXIO® Smart Energy and the PhysIQ™Smart Weight Management System. LifeVantage (Nasdaq:LFVN) was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.
Forward Looking Statements
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Investor Relations Contact:
Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com